Exhibit 99.1

Mastercard and Bakkt Partner to Offer Innovative Crypto and Loyalty Solutions

Mastercard customers can now enable consumers to buy, sell and hold cryptocurrency, deliver unique, crypto-centric loyalty opportunities, and streamline issuance of branded crypto debit and credit cards

LAS VEGAS, ALPHARETTA, GA and PURCHASE, NY – October 25, 2021 – Today at Money20/20, Mastercard (NYSE: MA) and Bakkt (NYSE: BKKT) announced a multifaceted partnership to make it easier for merchants, banks and fintechs in the U.S. to embrace and offer a broad set of cryptocurrency solutions and services. Consumers, in turn, will experience expanded access to the digital asset ecosystem.

Bakkt extends Mastercard’s ecosystem of cryptocurrency partners enabling Crypto-as-a-Service, which provides quick access to cryptocurrency capabilities. Through the power of the Mastercard network and Bakkt’s trusted digital asset platform, Mastercard partners will be able to offer cryptocurrency solutions. These include the ability for consumers to buy, sell and hold digital assets through custodial wallets powered by the Bakkt platform and streamlined issuance of branded crypto debit and credit cards.

Mastercard will also integrate crypto into its loyalty solutions, enabling its partners to offer cryptocurrency as rewards and create fungibility between loyalty points and other digital assets. This means that consumers can earn and spend rewards in cryptocurrency instead of traditional loyalty points and seamlessly convert their crypto holdings to pay for purchases. This is the latest move by Mastercard to bring innovative loyalty options to consumers that align with their passion points.

“Mastercard is committed to offering a wide range of payment solutions that deliver more choice, value and impact every day,” said Sherri Haymond, executive vice president, Digital Partnerships at Mastercard. “Together with Bakkt and grounded by our principled approach to innovation, we’ll not only empower our partners to offer a dynamic mix of digital assets options, but also deliver differentiated and relevant consumer experiences.”

Consumers continue to seek out crypto assets as an option for everyday purchases. In the Bakkt U.S. Consumer Crypto Survey1 of 2,000 U.S. Consumers, nearly half (48%) of respondents reported purchasing crypto in the first half of 2021, while 32% of those who didn’t are either very or somewhat interested in doing so before year-end. And, according to the Mastercard New Payments Index, 77% of millennials stated that they are interested in learning more about cryptocurrency, with 75% saying that they would use cryptocurrency if they understood it better.

“We’re incredibly excited to partner with Mastercard to bring crypto loyalty services to millions of consumers,” said Nancy Gordon, EVP, Loyalty Rewards & Payments at Bakkt. “As brands and merchants look to appeal to younger consumers and their transaction preferences, these new offerings represent a unique opportunity to satisfy increasing demand for crypto, payment and rewards flexibility.”

This partnership builds on both companies’ commitment to the crypto ecosystem. Bakkt publicly listed on the NYSE under the ticker BKKT on October 18, 2021, while Mastercard continues to invest in the digital asset space through several initiatives. This includes the acquisition of CipherTrace, partnerships with leading crypto players, the creation of new platforms to test and support central bank digital currencies, and more.

[1]	To view the full findings from the Bakkt U.S. Consumer Crypto Survey click here.

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About Bakkt Bakkt is a trusted digital asset platform that enables consumers to buy, sell, store and spend digital assets. Bakkt’s consumer platform, available through the recently released Bakkt app and to partners through the Bakkt platform, amplifies consumer spending and bolsters loyalty programs, adding value for all key stakeholders within the Bakkt payments and digital assets ecosystem. Launched in 2018, Bakkt is headquartered in Alpharetta, GA. For more information, visit: https://www.bakkt.com/ | Twitter @Bakkt | LinkedIn https://www.linkedin.com/company/bakkt/

To download the Bakkt App, visit the App Store® and Google Play StoreTM.

About Mastercard (NYSE: MA)

Mastercard is a global technology company in the payments industry. Our mission is to connect and power an inclusive, digital economy that benefits everyone, everywhere by making transactions safe, simple, smart and accessible. Using secure data and networks, partnerships and passion, our innovations and solutions help individuals, financial institutions, governments and businesses realize their greatest potential. Our decency quotient, or DQ, drives our culture and everything we do inside and outside of our company. With connections across more than 210 countries and territories, we are building a sustainable world that unlocks priceless possibilities for all.

www.mastercard.com

Bakkt Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding the expected offerings by, and benefits to Bakkt of, the Mastercard and Bakkt partnership, as well as other statements identified by words such as “will,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “plan,” “project,” “outlook” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of Bakkt’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond Bakkt’s control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (i) the impact of the ongoing COVID-19 pandemic; (ii) changes in the markets in which Bakkt competes, including with respect to its competitive landscape, technology evolution or regulatory changes; (iii) changes in the markets that Bakkt targets; (iv) risk that Bakkt may not be able to execute its growth strategies, including identifying and executing acquisitions; (v) risks relating to data security; and (vi) the risk that Bakkt may not realize the anticipated benefits with respect to the agreements disclosed hereby. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the definitive proxy statement/prospectus filed by Bakkt (under the name VPC Impact Acquisition Holdings) on September 17, 2021 and other documents Bakkt may from time to time file with the SEC. These filings identify and address, or will identify and address, other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

Contacts

Bakkt Media Contacts

Lauren Post, VP – Communications

Lauren.Post@bakkt.com

Mastercard Media Contacts

Biz Cozine, Manager – Communications

Biz.Cozine@mastercard.com

Bakkt-C

Source: Bakkt Holdings, Inc.